Exhibit 99.1

FOR IMMEDIATE RELEASE
NanoString Technologies Releases Operating Results for Second Quarter of 2017

SEATTLE - August 8, 2017 - NanoString Technologies, Inc. (NASDAQ:NSTG), a provider of life science tools for translational research and molecular diagnostic products, today reported financial results for the second quarter of 2017.
Second Quarter Financial Highlights

•	Total revenue of $34.6 million, 53% year-over-year growth

•	Total product and service revenue of $18.3 million, 5% year-over-year growth

•	Consumables revenue of $11.0 million, including $1.8 million of Prosigna® IVD kits, 7% year-over-year growth

•	Instrument revenue of $6.0 million, 6% year-over-year decline

•	Collaboration revenue of $16.3 million, including $11.3 million related to the terminated Medivation and Astellas collaboration agreement

“Overall, we’re pleased with the progress we are making toward our strategic objectives, and we expect the build out of our commercial organization, together with new product introductions, to begin showing positive impact in the second half of the year,” commented Brad Gray, president and chief executive officer of NanoString. “Our pipeline of new instruments, including Digital Spatial Profiling and Hyb & SeqTM, is advancing according to plan and with the funding provided through the collaboration with Lam Research announced today, the future looks even more exciting.”
Recent Business Highlights

•	Entered into $50 million development collaboration with Lam Research to advance development of the Hyb & Seq next generation sequencing platform

•	Strengthened the balance sheet by raising $56.5 million of net proceeds in a common stock offering

•	Grew installed base to approximately 540 nCounter® Analysis Systems at June 30, 2017

•	Added 20 new sales positions year to date, expanding the life science sales force by more than 25%

•	Hired J. Chad Brown as Senior Vice President, Sales & Marketing to lead commercial operations

•	Appointed Elisha W. Finney, former CFO of Varian Medical Systems, to the board of directors

•	Record number of abstracts presented by the company, its customers and its collaborators at the annual meeting of the American Society of Clinical Oncology (ASCO)
Second Quarter Financial Results
Revenue for the three months ended June 30, 2017 increased by 53% to $34.6 million, as compared to $22.6 million for the second quarter of 2016. Instrument revenue was $6.0 million, 6% lower than the prior year period, with nCounter® SPRINTTM systems representing approximately 40% of systems sold. Consumables revenue, excluding Prosigna, was $9.2 million for the second quarter of 2017, 1% higher than in the comparable 2016 quarter. Prosigna® IVD kit revenue was $1.8 million for the quarter, an increase of 48% over the second quarter of 2016. Collaboration revenue totaled $16.3 million, which included $11.3 million related to the terminated Medivation and Astellas collaboration agreement, compared to $5.1 million for the second quarter of 2016. Gross margin on product and service revenue was 55% for the second quarter of 2017, comparable with the prior year period.
Research and development expense increased by 25% to $11.0 million for the second quarter of 2017 versus $8.8 million for the second quarter of 2016, reflecting increased costs associated with biopharma collaborations announced in 2016 and investments in new products and technologies under development for the life science research market, including 3D Biology™, Digital Spatial Profiling, and Hyb & Seq technologies. Selling, general and administrative expense increased by 20% to $18.6 million for the second quarter of 2017 compared to $15.5 million for the prior year period, reflecting added staffing, including the expanded sales channel, and other costs supporting the company’s growth.
Net loss for the three months ended June 30, 2017 was $4.6 million, or a loss of $0.20 per share, compared with $10.8 million, or $0.55 per share, for the second quarter of 2016.

Outlook for 2017
On May 18, 2017, when the company reported the termination of the Medivation/Astellas collaboration, total revenue guidance was updated to $106 million to $111 million, but no other aspects of 2017 financial guidance were formally updated. Today, the company has fully updated its guidance for 2017 relative to its original outlook as follows:

•	Total revenue in the range of $114 million to $118 million, which was originally $100 million to $105 million

•	Product and service revenue in the range of $81 million to $85 million, unchanged

•	Gross margin on product and service revenue in the range of 57% to 58%, unchanged

•	Operating expenses in the range of $123 million to $126 million, which was previously $117 million to $120 million

•	Operating loss in the range of $42 million to $46 million, which was previously $49 million to $53 million

•	Net loss per share in the range of $2.03 to $2.20, which was previously $2.51 to $2.69

Conference Call
Management will host a conference call today beginning at 1:30 pm PT / 4:30 pm ET to discuss these results and answer questions. Individuals interested in listening to the conference call may do so by dialing (888) 793-9492 for domestic callers, or (734) 385-2643 for international callers. Please reference Conference ID 50352884. To listen to a live webcast, please visit the investor relations section of the company’s website at: www.nanostring.com. A replay of the call will be available beginning August 8, 2017 at 7:30pm ET through 7:30pm ET on August 15, 2017. To access the replay, dial (855) 859-2056 or (404) 537-3406 and reference Conference ID: 50352884. The webcast will also be available on the company’s website for one year following the completion of the call.

About NanoString Technologies, Inc.
NanoString Technologies provides life science tools for translational research and molecular diagnostic products. The company's nCounter Analysis System has been employed in life sciences research since it was first introduced in 2008 and has been cited in more than 1,600 peer-reviewed publications. The nCounter Analysis System offers a cost-effective way to easily profile the expression of hundreds of genes, proteins, miRNAs, or copy number variations, simultaneously with high sensitivity and precision, facilitating a wide variety of basic research and translational medicine applications, including biomarker discovery and validation. The company's technology is also being used in diagnostics. The Prosigna Breast Cancer Prognostic Gene Signature Assay together with the nCounter Dx Analysis System is FDA 510(k) cleared for use as a prognostic indicator for distant recurrence of breast cancer. In addition, the company is collaborating with multiple biopharmaceutical companies in the development of companion diagnostic tests for various cancer therapies, helping to realize the promise of precision oncology.

For more information, please visit www.nanostring.com.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the impact of changes in the company's commercial organization, the capabilities of the company’s new products and future products under development, development funding and its estimated 2017 operating results. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include market acceptance of our products; delays or denials of regulatory approvals or clearances for products or applications; delays or denials of reimbursement for diagnostic products; the impact of competition; the impact of expanded sales, marketing, product development and clinical activities on operating expenses; delays or other unforeseen problems with respect to manufacturing, product development or clinical studies; adverse conditions in the general domestic and global economic markets; as well as the other risks set forth in the company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. NanoString Technologies disclaims any obligation to update these forward-looking statements.

The NanoString Technologies logo, NanoString, NanoString Technologies, Hyb & Seq, nCounter, nCounter SPRINT, and Prosigna are registered trademarks or trademarks of NanoString Technologies, Inc. in various jurisdictions.

Contact
Douglas Farrell
Vice President, Investor Relations & Corporate Communications
dfarrell@nanostring.com
Phone: 206-602-1768

NANOSTRING TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenue:
Instruments	$6,035	$6,444	$10,505	$9,846
Consumables	9,194	9,068	17,786	16,276
In vitro diagnostic kits	1,835	1,241	3,274	1,995
Services	1,246	735	2,510	1,507
Total product and service revenue	18,310	17,488	34,075	29,624
Collaboration	16,282	5,139	18,581	7,700
Total revenue	34,592	22,627	52,656	37,324
Costs and expenses:
Cost of product and service revenue	8,224	7,871	15,387	13,741
Research and development	11,038	8,799	21,839	16,007
Selling, general and administrative	18,644	15,507	36,210	30,411
Total costs and expenses (a) (b)	37,906	32,177	73,436	60,159
Loss from operations	(3,314)	(9,550)	(20,780)	(22,835)
Other income (expense):
Interest income	150	94	297	162
Interest expense	(1,528)	(1,326)	(3,029)	(2,641)
Other income (expense)	184	12	197	(59)
Total other income (expense), net	(1,194)	(1,220)	(2,535)	(2,538)
Net loss before provision for income taxes	(4,508)	(10,770)	(23,315)	(25,373)
Provision for income taxes	(47)	(35)	(92)	(35)
Net loss	$(4,555)	$(10,805)	$(23,407)	$(25,408)
Net loss per share, basic and diluted	$(0.20)	$(0.55)	$(1.06)	$(1.29)
Shares used in calculating basic and diluted net loss per share	22,672	19,803	22,121	19,736

(a) Includes $2.8 million and $2.4 million of stock-based compensation expense for the three months ended June 30, 2017 and 2016, respectively, and $5.1 million and $4.3 million for the six months ended June 30, 2017 and 2016, respectively.

(b) Includes $0.9 million and $0.8 million of depreciation and amortization expense for the three months ended June 30, 2017 and 2016, respectively, and $1.7 million and $1.5 million for the six months ended June 30, 2017 and 2016, respectively.

NANOSTRING TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)
	June 30,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$40,647	$20,583
Short-term investments	58,690	53,453
Accounts receivable, net	18,482	22,193
Inventory	15,759	13,812
Prepaid expenses and other	5,305	3,744
Total current assets	138,883	113,785
Property and equipment, net	13,644	12,158
Other assets	515	430
Total assets	$153,042	$126,373
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,770	$4,935
Accrued liabilities	11,609	12,344
Deferred revenue, current portion	17,067	19,033
Deferred rent, current portion	444	13
Lease financing obligations, current portion	—	58
Total current liabilities	32,890	36,383
Deferred revenue, net of current portion	11,322	22,664
Deferred rent and other liabilities, net of current portion	8,669	7,655
Long-term debt and lease financing obligations, net of current portion and debt issuance costs	48,137	47,366
Total liabilities	101,018	114,068
Total stockholders’ equity	52,024	12,305
Total liabilities and stockholders’ equity	$153,042	$126,373